EXHIBIT 99

DEARBORN BANCORP CONTINUES TO REPORT
RECORD EARNINGS.

     DEARBORN, Michigan, October 19, 2004 ... Dearborn Bancorp, Inc. (Nasdaq: DEAR), the Holding Company for Community Bank of Dearborn, has announced record earnings for the Third Quarter and first nine months of 2004. Earnings for the three months ended September 30, 2004, were $1,402,000 or $0.31 per fully diluted share. This was 38.8% more than earnings of $1,010,000 ($0.30 per diluted share) reported for the same quarter last year. For the first nine months of 2004, earnings were $3,966,000 ($1.04 per diluted share), 68.8% more than the same nine months last year when earnings were $2,349,000 ($0.70 per diluted share).

     During the 12 months ended September 30, 2004, the Company’s total assets increased 40.3% to $574,298,000, total deposits grew 36.4% to $469,014,000 and total loans went up 26.4% to $474,111,000. The annualized return on average assets was 1.04% during the third quarter and 1.08% during the first nine months of 2004.

     Michael J. Ross, President of both the Holding Company and the Bank, issued his organization’s earnings report and added, “Earnings per share and shareholders’ equity are not directly comparable between 2003 and 2004 because we successfully completed a public offering of approximately 1.4 million new shares at $26.00 per share during July of this year. The proceeds of the offering, which was underwritten and managed by Oppenheimer & Co. and co-managed by Howe Barnes Investments, Inc., will provide the capital we need to continue our growth and expansion strategy.”

     Dearborn Bancorp, Inc., is a registered bank holding company. Its sole subsidiary is Community Bank of Dearborn. The bank operates full service offices in Dearborn, Dearborn Heights, Plymouth Township, Canton Township, Clinton Township, Southgate, and Auburn Hills in the State of Michigan. In July the Company announced an agreement to acquire Bank of Washtenaw in Ann Arbor, Michigan, for $15 million in cash. When all regulatory approvals have been received and the transaction closes, Washtenaw’s three offices will become branches of Community Bank of Dearborn and add approximately $75 million to Community Bank’s total assets. The closing is expected to take place by the end of October, 2004. Dearborn Bancorp’s common shares trade on the Nasdaq National Market under the symbol DEAR.

     Contact Michael J. Ross, President or Jeffrey L. Karafa, CFO at (313) 565-5700.

Forward-Looking Statements

This press release contains forward-looking statements that are based on management’s beliefs, assumptions, current expectations, estimates and projections about the financial services industry, the economy and about the Corporation and the Bank. Words such as “anticipates,” “believes,” “estimates,” “expects,” “forecasts,” “intends,” “is likely,” “plans,” “projects,” variations of such words and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions (“Future Factors”) that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. The Corporation undertakes no obligation to update, amend or clarify forward-looking statements, whether as a result of new information, future events (whether anticipated or unanticipated), or otherwise.

Future Factors include changes in interest rates and interest rate relationships; demand for products and services; the degree of competition by traditional and non-traditional competitors; changes in banking regulation; changes in tax laws; changes in prices, levies and assessments; the impact of technological advances; governmental and regulatory policy changes; the outcomes of contingencies, trends in customer behavior as well as their ability to repay loans; and changes in the national and local economy. These are representative of the Future Factors and could cause a difference between an ultimate actual outcome and a preceding forward-looking statement.

DEARBORN BANCORP, INC.

(In thousands, except share and per share data)	Three months ended		Nine months ended
	September 30		September 30
Condensed Statement of Income:	2004	2003	2004	2003
Interest income	$7,426	$6,116	$20,773	$17,165
Interest expense	2,423	1,971	6,471	6,519

Net interest income	5,003	4,145	14,302	10,646
Provision for loan losses	369	671	874	1,410

Net interest income after provision	4,634	3,474	13,428	9,236
Non-interest income	246	772	971	2,429
Non-interest expense	2,755	2,721	8,394	8,113

Net income before taxes	2,125	1,525	6,005	3,552
Income tax provision	723	515	2,039	1,203

Net income	$1,402	$1,010	$3,966	$2,349

Share Data:
Weighted avg no. of shares outstanding — basic	4,158,113	3,074,513	3,463,636	3,054,181
Weighted avg no. of shares outstanding — diluted	4,502,741	3,371,891	3,801,828	3,349,608
Period end shares outstanding			4,538,958	3,083,460

Per Common Share Data:
Net income, basic	$0.34	$0.33	$1.15	$0.77
Net income, diluted	$0.31	$0.30	$1.04	$0.70
Closing Stock Price			$26.10	$18.96
Book Value			$16.00	$10.85

Selected Financial Ratios
Return on average stockholders’ equity	8.90%	12.17%	11.68%	9.75%
Return on average total assets	1.04%	1.03%	1.08%	0.82%
Average equity to average total assets	11.69%	8.45%	9.26%	8.37%

	Sep. 30	Dec. 31	Sep. 30
Condensed Balance Sheet:	2004	2003	2003
Assets
Cash and equivalents	$47,579	$21,148	$13,694
Mortgage loans held for sale	1,533	1,505	2,727
Investment securities, available for sale	40,939	18,021	12,993
Loans	474,111	400,958	374,963
Allowance for loan losses	(5,188)	(4,314)	(4,016)
Other assets	15,324	8,757	8,926

Total assets	$574,298	$446,075	$409,287

Liabilities and stockholders’ equity
Deposits	$469,014	$379,619	$343,825
Federal Home Loan Bank advances	$20,614	$20,638	$20,638
Other liabilities	2,068	1,217	1,377
Subordinated debentures	10,000	10,000	10,000
Stockholders’ equity	72,602	34,601	33,447

Total liabilities and stockholders’ equity	$574,298	$446,075	$409,287

Other Data:
Nonperforming loans to total loans	0.40%	0.52%	0.63%
Net charge-offs to average loans	0.00%	0.08%	0.10%
Net interest margin	4.05%	3.97%	3.96%